Exhibit 3.1.1

ARTICLES OF INCORPORATION
OF
HERITAGE SCHOLASTIC CORP.

The undersigned proposes to form a corporation under the laws of the Slate of Nevada, relating to private corporation , and to that end hereby adopts articles of incorporation as follows:

ARTICLE ONE
NAME

The name of the corporation is HERITAGE SCHOLASTIC CORP.

ARTICLE TWO
LOCATION

The registered office' of this corporation is at 318 North Carson Street. Suite 214, City of Carson City, State of Nevada, 89701. The resident agent is Slate Agent and Transfer Syndicate,  lnc.

ARTICLE THREE
PURPOSES

This corporation is authorized to carry on any lawful business or enterprise.

ARTICLE FOUR
CAPITAL STOCK

The amount of the total authorized capital stock of this corporation is 25,000 shares each without par value. Such shares are non-assessable.

ARTICLE FIVE
DIRECTORS

The initial governing board of this corporation shall be styled directors and shall have one member. The name and address of the member of the first board of directors is:

Charles E. Parks 318 North Carson Street, Suite 214 Carson City NV 89701

ARTICLE SIX
ELIMINATING PERSONAL LIABILITY

Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78,300.

ARTICLE SEVEN
INCORPORATORS

The name and address of the incorporator is: State Agent and Transfer Syndicate, Inc., 318 North Carron Street. Suite 214. Carron City, Nevada 89701.

ARTICLE EIGHT
PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.

ARTICLE NINE
AMENDMENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority
_ vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful nonce,

ARTICLE TEN
VOTING OF SHARES

In any election participated in by the shareholders. each shareholder shall have one vote for each share of stock he owns. either in person or by proxy as provided by law, Cumulative voting shall not prevail in any ejection by the shareholders of this corporation.

IN WITNESS WHEREOF the undersigned, STATE AGENT AND TRANSFER SYNDICATE, NC.. for the purpose of forming a corporation under the laws of the State of Nevada, does make,

file and record these articles. and certifies that the facts herein stated are true; and I have accordingly hereunto set my hand this day, July 26, 1999.

INCORPORATOR:

/s/ Cher Falk
Cher Falk
State Agent and Transfer Syndicate, Inc.

STATE OF NEVADA

COUNTY OF CARSON CITY

On July 26, 1999, Cher Falk personally appeared before me, a notary public, and executed the above instrument.

[[NOTORY STAMP]]	/s/ Liana Comeaux
Liana Comeaux	SIGNATURE OF NOTARY
[[NOTORY STAMP]]

CERTIFICATE OF ACCEPTANCE
OF APPOINTMENT BY RESIDENT AGENT

State Agent and Transfer Syndicate,  Incorporated  hereby certifies that on July 26, 1999, we accepted appointment as Resident Agent for I."" above named corporation in accordance with Sec. 78.090, NRS 1957.

IN WITNESS WHEREOF, I have hereunto set my hand this July 26, 1999.

Cher Falk
Cher Falk for
State Agent and Transfer Syndicate. Inc.